Exhibit 5.1

Seward & Kissel LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

October 27, 2025

Robin Energy Ltd.
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens,
3036 Limassol
Cyprus

Re: Robin Energy Ltd.

Ladies and Gentlemen:

We have acted as Marshall Islands counsel to Robin Energy Ltd., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), in connection with (i) the Company's registered direct public offering and sale (the "Offering") of 1,400,000 shares of its common stock, par value $0.001 per share (the "Common Shares") and the associated preferred stock purchase rights (the “Preferred Stock Purchase Rights”) to be issued pursuant to the Shareholder Protection Rights Agreement between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (the “Rights Agreement”), (ii) 5,140,000 Pre-Funded Warrants to purchase Common Shares (the “Pre-Funded Warrants” and the Common Shares issuable upon exercise therefor, the “Pre-Funded Warrant Shares”), (iii) the Securities Purchase Agreement, dated October 24, 2025 (the "Purchase Agreement"), between the Company and the Purchaser parties thereto, (iv) the Company's registration statement on Form F-3 (File No. 333- 286726), as amended (the "Registration Statement"), (v) a prospectus included therein (the "Base Prospectus") and (vi) a prospectus supplement thereto dated October 24, 2025 (the "Prospectus Supplement"). We have reviewed the documents incorporated by reference in the foregoing (the "Incorporated Documents"). The Prospectus Supplement and the Base Prospectus are referred to collectively as the Prospectus.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Placement Agency Agreement by and between the Company and Maxim Group LLC, acting as placement agent in connection with the Offering; (ii) the Registration Statement; (iii) the Prospectus; (iv) the Articles of Incorporation and Bylaws of the Company; and (v) such other corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof and we express no opinion as to any other laws, rules or regulations. We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 6-K to be filed with the Commission on the date hereof, and to each reference to us and the discussions of advice provided by us under the heading "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, (i) the Common Shares have been duly authorized and validly issued and are fully paid for and non-assessable and the Preferred Stock

Purchase Rights, when issued and delivered pursuant to the Rights Agreement, will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement (ii) the Pre-Funded Warrant Shares, when issued and delivered against payment therefor upon the exercise of the Pre-Funded Warrants in accordance with the terms therein, will be validly issued, fully paid and non-assessable, and (iii) when issued and delivered pursuant to the Prospectus, the Pre-Funded Warrants will constitute binding obligations of the Company in accordance with their terms.

Very truly yours,

/s/ Seward & Kissel LLP